Exhibit 10.28
MCJUNKIN RED MAN HOLDING CORPORATION
SUBSCRIPTION AGREEMENT
     SUBSCRIPTION AGREEMENT (this “Agreement”) dated as of October 30, 2009 by and among McJunkin Red Man Holding Corporation, a Delaware corporation (the “Company”), John Perkins (the “Subscriber”) and, for purposes of Section 7 only, PVF Holdings LLC (“PVF”).
RECITALS
     WHEREAS, in exchange for the Cash Consideration (as defined below), the Subscriber desires to purchase from the Company, and the Company desires to issue to the Subscriber, the Purchased Shares (as defined below).
     NOW THEREFORE, in consideration of the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Company and the Subscriber hereby agree as set forth below.
          Section 1. Agreement to Sell and Purchase Securities. Subject to the terms and provisions set forth in this Agreement, (a) Subscriber agrees to purchase 43,706 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), at a purchase price of $11.44 per share, for an aggregate purchase price of $500,000 (the “Cash Consideration”) and (b) in consideration for the Cash Consideration, the Company agrees to issue, sell and deliver to the Subscriber 43,706 shares of Common Stock (the “Purchased Shares”).
          Section 2. Closing. The delivery of the Purchased Shares to the Subscriber shall take place at a closing (the “Closing”) on such date as the Company and the Subscriber shall mutually agree. The Subscriber shall deliver the Cash Consideration to the Company by wire transfer of immediately available funds or by such other form of payment acceptable to the Company so that at the Closing, the Company can deliver the Purchased Shares against receipt of cleared funds. The time and date upon which the Closing occurs is herein called the “Closing Date.”
          Section 3. Acceptance. This Agreement is subject to the acceptance of the Company. The Company reserves the right to accept or reject the subscription of Purchased Shares or any portion thereof. Upon such acceptance, this Agreement shall become a binding agreement between the Company, the Subscriber, and for purposes of Section 7 only, PVF.
          Section 4. Representations and Warranties of the Subscriber. The Subscriber represents, warrants and agrees that:
          (a) The Subscriber has all requisite power and authority to execute and deliver this Agreement and any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions of this Agreement and to perform and consummate his obligations hereunder. This Agreement has been duly and validly executed and delivered by the Subscriber and constitutes a valid and legally binding obligation of the Subscriber, enforceable against the Subscriber in accordance with its terms and conditions, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency or other laws affecting creditors’ rights generally or by general principles of equity.
          (b) The execution, delivery and performance of this Agreement by the Subscriber does not (i) violate, conflict with, or constitute a breach of or default under any agreement to which the Subscriber is a party or which he is bound or (y) violate any law, regulation, order, writ, judgment, injunction or decree applicable to the Subscriber. No consent or approval of, or filing with, any governmental or regulatory body is required to be obtained or made by the Subscriber in connection with the execution and delivery of this Agreement.
          (c) The Subscriber is acquiring the Purchased Shares for his own account, for investment and not with a view to the sale or distribution thereof, nor with any present intention of distributing or selling the same. The Purchased Shares have not been registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and, consequently, the materials relating to the offer have not been subject to review and comment by the staff of the Securities and Exchange Commission or any other governmental authority. Furthermore, there is not now and there may never be any public market for the Purchased Shares. Rule 144 promulgated under the Securities Act is not presently available with respect to the sale of any Purchased Shares.
          (d) The Subscriber is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act and, in connection with the execution of this Agreement, the Subscriber agrees to deliver such certificates to that effect as the board of directors of the Company may request.
          (e) The Subscriber has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of the Purchased Shares and has had full access to such other information concerning the Company as he has requested. The Subscriber’s knowledge and experience in financial and business matters is such that he is capable of evaluating the merits and risk of the investment in the Purchased Shares. The Subscriber has carefully reviewed the terms and provisions of this Agreement and has evaluated the restrictions and obligations contained herein. In furtherance of the foregoing, the Subscriber represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to the Subscriber by or on behalf of the Company, (ii) the Subscriber has relied upon his own independent appraisal and investigation, and the advice of his own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (iii) the Subscriber will continue to bear sole responsibility for making his own independent evaluation and monitoring of the risks of his investment in the Company.
          (f) The Subscriber’s financial situation is such that the Subscriber can afford to bear the economic risk of holding the Purchased Shares for an indefinite period and the Subscriber can afford to suffer the complete loss of his investment in the Purchased Shares.
          (g) The Subscriber is not subscribing for the Purchased Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspapers, magazine or similar media or broadcast over television or radio, or presented at any seminar or meeting, or any solicitation of a subscription by a person or entity not previously known to the Subscriber in connection with investments in securities generally.
          (h) The Subscriber understands and acknowledges that (i) he is being issued the Purchased Shares as part of a written compensatory contract pursuant to Rule 701 of the Securities Act for services to the Company and its affiliates, and (ii) he or she would not be issued the Purchased Shares if he or she were not an employee or director of the Company or one of its affiliates.
          (i) The Subscriber hereby acknowledges that any investment gain attributable to ownership of the Purchased Shares will not be taken into consideration for any compensation purpose.
          Section 5. Survival. All of the representations, warranties and agreements of the Subscriber set forth herein shall survive the execution and delivery of this Agreement.
          Section 6. Subscriber’s Employment. Nothing in this Agreement shall confer upon the Subscriber any right, following appointment of the Subscriber to the board of directors of the Company, to continue to serve as a director of the Company or any of its affiliates or interfere in any way with the right of the Company or any of its affiliates, as the case may be, in their sole discretion, to terminate, following appointment of the Subscriber to the board of directors of the Company, the Subscriber’s service as director or to increase or decrease the Subscriber’s compensation at any time.
          Section 7. Stockholders Agreement
          (a) The Subscriber hereby agrees to become a party to the Management Stockholders Agreement by and among PVF, the Company and the Executives named therein, dated as of March 27, 2007, as amended, attached hereto as Exhibit A (the “Stockholders Agreement”). Except as otherwise expressly set forth in this Section 7, the Subscriber hereby agrees to be bound by, and subject to, all of the representations, warranties, covenants, terms and conditions set forth in the Stockholders Agreement that are applicable to an Executive (as defined in the Stockholders Agreement). Execution and delivery of this Agreement by the Subscriber shall also constitute execution and delivery by him of the Stockholders Agreement, without further action of any party.
          (b) The Company, PVF and the Subscriber hereby agree that effective upon the consummation of a Qualified IPO (as defined in the Stockholders Agreement)

of the Company, the Subscriber shall no longer be a party to the Stockholders Agreement and the Stockholders Agreement shall automatically terminate, without further action of any party, with respect to the Subscriber and the Purchased Shares; provided that no such termination shall relieve any party thereto (including the Subscriber) of any liability or damages to any other party thereto resulting from a breach of the Stockholders Agreement prior to such termination.
          Section 8. Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to the conflict of laws principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of Delaware located in the County of New Castle and the Federal courts of the United States of America located in the County of New Castle solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court located in the County of New Castle. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in this Agreement or in such other manner as may be permitted by law shall be valid and sufficient service thereof. Each of the parties irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any and all rights to trial by jury in connection with any litigation arising out of or relating to this Agreement or the transactions contemplated hereby.
          Section 9. Assignment; Binding Effect; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by the Subscriber (whether by operation of law or otherwise) without the prior written consent of the Company. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Each of the Company’s affiliates is a third party beneficiary under this Agreement. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement (other than as set forth in the immediately preceding sentence), express or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          Section 10. Entire Agreement. This Agreement and the Stockholders Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings (oral and written) among the parties with respect thereto.
          Section 11. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or otherwise affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.
          Section 12. Revocability. This Agreement may not be withdrawn or revoked by the Subscriber in whole or in part without the prior written consent of the Company.
          Section 13. Notices. All notices, requests, demands, claims and other communications provided for under the terms of this Agreement shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, (ii) facsimile during normal business hours, with confirmation of receipt, to the number indicated, (iii) reputable commercial overnight delivery service courier or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	McJunkin Red Man Holding Corporation 8023 E. 63rd Place Tulsa, OK 74133 Attention: General Counsel Facsimile:
with a copy to:	GS Capital Partners 85 Broad Street New York, NY 10004 Attention: Jack Daly Facsimile: 212-357-5505 and
Fried, Frank, Harris, Shriver & Jacobson LLP One New York Plaza New York, NY 10004 Attention: Robert C. Schwenkel, Esq. Facsimile: 212-859-4000
If to the Subscriber:	John Perkins to his principal residence as reflected in the records of the Company.

     All such notices, requests, consents and other communications shall be deemed to have been given when received. Either party may change its facsimile number or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

          IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first above written.

SUBSCRIBER
/s/ John Perkins
John Perkins

MCJUNKIN RED MAN HOLDING CORPORATION
By:	/s/ Stephen W. Lake
	Name:	Stephen W. Lake
	Title:	Executive VP & General Counsel

For purposes of Section 7 only:
PVF HOLDINGS LLC
By:	/s/ Stephen W. Lake
	Name:	Stephen W. Lake
	Title:	Executive VP & General Counsel

[Signature Page to Subscription Agreement]